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                                                                EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               ALTERA CORPORATION


                                       I.

        The name of this corporation is Altera Corporation.

                                      II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

        This corporation is authorized to issue one class of shares designated Common Stock. The total number of shares of Common Stock this corporation shall have the authority to issue is 160,000,000, without par value. Upon the amendment of this Article III as set forth herein, each share of this corporation's Common Stock shall be divided into two shares of this corporation's Common Stock.

                                      IV.

        Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

        Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

                                       V.

        There shall be no right, with respect to shares of stock of this corporation, to cumulate votes in the election of directors.